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                                  EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-KSB) of Cascade Bancorp of our report dated January 24, 1997, included in the 1996 Annual Report to Shareholders of Cascade Bancorp.

We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cascade Bancorp Incentive Stock Option Plan of our report dated January 24, 1997, with respect to the consolidated financial statements of Cascade Bancorp incorporated by reference in the Annual Report (Form 10-KSB) for the year ended December 31, 1996.


SYMONDS, EVANS & LARSON, P.C.

Portland, Oregon
March 20, 1997